May 5, 2014 08:30 ET

Air Industries Group (the "Company" or "Air Industries") Announces:
Results for the First Quarter March 31, 2014

BAY SHORE, NY -- (Marketwired – May 5, 2014) – Air Industries Group (NYSE MKT: AIRI)

Financial Results for the Three Months ended March 31, 2014 and 2013:

For the three months ended March 31, 2014, consolidated net sales were $15,453,000, an increase of $1,128,000 or 8% compared to consolidated net sales of $14,325,000 for the 1st qtr of the prior year. Net sales at Air Industries Machining Corp. were $7,131,000, a decrease of $347,000 or (5%) from $7,478,000 for the prior year. Net sales at Welding Metallurgy, Inc. were $3,313,000, an increase of $174,000 or 6% from $3,139,000 for the prior year. Net sales at Nassau Tool Works were $5,009,000, an increase of $1,301,000 or 35% compared to $3,708,000 for the prior year.

Consolidated gross profit was $4,045,000, or approximately 26% of sales for the 1st qtr of 2014 compared to $3,647,000 or approximately 25% of sales for the comparable period of 2013.

Consolidated operating costs were $2,816,000 in the 1st qtr of 2014, an increase of $347,000 or 14% compared to $2,469,000 for the prior year.

For the three months ended March 31, 2014 consolidated operating income was $1,229,000, an increase of $51,000 or 4% from $1,178,000 for the prior year. Consolidated income before tax was $925,000, an increase of $157,000 or 20% from $768,000 in the prior year. Consolidated net income was $341,000, an increase of $62,000 or 22% compared with $279,000 for the prior year.

Diluted earnings per common share were $0.06 for the 1st qtr of 2014, an increase of $0.01 or approximately 20% from $0.05 for the prior year.

Mr. Peter Rettaliata, Chief Executive Officer of Air Industries Group, commented: “Air Industries’ business is heavily weighted towards military aerospace as we have previously said the reduction in military procurement is a fact in our business. We expect that the resolution of the budgeting process in Washington which has replaced the across-the-board Sequestrations spending cuts with clearer budgets will provide more predictability to sales. Air Industries sees Aerospace as a long-term growth industry – led by Commercial Aircraft – and we are excited by the future. The effects of sequestration have hidden some of our successes. We believe we are a growth company with some recent large and strategically important commercial aerospace contract wins that will contribute significant revenue in future years. Beyond this we have a significant number of potential contract proposals.

“On April 1st we completed the acquisition of Woodbine Products of Deer Park Long Island, and we are making good progress towards closing the two other acquisitions we have previously announced.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries designs and manufactures flight critical products including flight safety parts, landing gear and components, arresting gear, flight controls, sheet metal fabrications and ground support equipment.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, its belief that the slowdown caused by the Sequester will reverse in the 2nd half of 2014, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com